Press ReleaseNASDAQ:ABCW

FOR IMMEDIATE RELEASE
Date: July 24, 2007

ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
COMMON STOCK REPURCHASE PROGRAM

Madison, WI. Anchor BanCorp Wisconsin Inc., announced that its Board of Directors has approved an additional common stock repurchase program. The program, which runs through July 25, 2008, authorizes the repurchase of up to an additional 5% of its common stock, representing approximately 1,068,000 of outstanding shares. There are approximately 580,000 shares remaining on the current repurchase authorization. With the additional authorization, the total amount authorized for repurchase amounts to approximately 1,650,000 shares. Although the Company may not repurchase all of its shares within the allotted time period, the program will allow the Company to repurchase its shares as opportunities arise at prevailing market prices in open market or privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

"This stock repurchase program is a reflection of the confidence our Board of Directors has in our strategy and future growth,” said Douglas J. Timmerman, Chairman and CEO.

Anchor BanCorp's stock is traded on the over-the-counter market under the NASDAQ symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 59 full service offices and two loan origination only offices. All are located in Wisconsin.

For more information, contact Dale Ringgenberg, CFO at (608) 252-1810 or Douglas J. Timmerman, Chairman and CEO, at (608) 252-8782.

This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.